Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

interclick, inc.

at

$9.00 Net Per Share

by

Innsbruck Acquisition Corp.

a wholly-owned subsidiary of

Yahoo! Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON DECEMBER 13, 2011, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	November 15, 2011

Innsbruck Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Yahoo! Inc., a Delaware corporation (“Yahoo!”) is making an offer to purchase all outstanding shares of common stock of interclick, inc., a Delaware corporation (“interclick”), par value $0.001 per share (the “Shares”), at $9.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.    Offer to Purchase dated November 15, 2011;

2.    Letter of Transmittal to be used by stockholders of interclick in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used);

3.    The Letter to Stockholders of interclick from the President and Chief Executive Officer of interclick accompanied by interclick’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.    A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

5.    Notice of Guaranteed Delivery with respect to the Shares;

6.    IRS Form W-9; and

7.    Return envelopment addressed to Computershare, the depositary for the Offer (the “Depositary”).

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the Expiration Date (as defined in the Offer to Purchase), a number of Shares, that, together with the number of Shares then owned by Yahoo! or any of its wholly-owned subsidiaries, including Purchaser, or with respect to which Yahoo! or any of its wholly-owned subsidiaries, including Purchaser, has sole voting power, represents at least a majority of the Shares outstanding on a fully diluted basis and no less than a majority of the voting power of the shares of capital stock of interclick then outstanding on a fully diluted basis and entitled to vote upon the adoption of the Merger Agreement (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”). The Minimum Condition is not waivable by Purchaser or Yahoo! without the prior written approval of interclick on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission. The Offer is also subject to certain other conditions set forth in the Merger Agreement and described in the Offer to Purchase, including, among other conditions, the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in the Offer to Purchase) and receipt of certain other consents as set forth in the Merger Agreement and described in the Offer to Purchase. See Section 14 — “Conditions of the Offer” in the Offer to Purchase for a description of the conditions to the Offer.

We urge you to contact your clients promptly. Unless Purchaser extends the Expiration Date in accordance with the terms of the Merger Agreement and applicable law, the Offer and withdrawal rights will expire at the end of the day on December 13, 2011, at 12:00 midnight, New York City time.

The board of directors of interclick has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of interclick and its stockholders, (ii) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, advisable and (iii) recommended to interclick’s stockholders that they accept the Offer and tender their Shares in the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

The Offer is being made according to the Agreement and Plan of Merger, dated as of October 31, 2011 (the “Merger Agreement”), by and among Yahoo!, Purchaser and interclick under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, including, if required, a vote of interclick’s stockholders, Purchaser will be merged with and into interclick with interclick surviving the Merger as a wholly-owned subsidiary of Yahoo! (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by Yahoo!, Purchaser, interclick or their respective subsidiaries or affiliates or by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest, as set forth in the Merger Agreement and as described in the Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Georgeson, Inc. (the “Information Agent”) or the Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, upon request, Purchaser will reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

For Shares to be properly tendered pursuant to the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase)

in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by the end of the day on December 31, 2011, at 12:00 midnight, New York City time, unless the Offer is extended.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained, from the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

INNSBRUCK ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU AS THE AGENT OF PURCHASER, YAHOO!, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.